Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports First Quarter Earnings

April 22, 2004, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its first quarter operating results. Total revenues for the quarter ended March 31, 2004 increased 10.4% to $26,341,000 compared to $23,870,000 for the 2003 quarter. Operating income before minority interests and preferred stock dividends increased 27.4% to $8,329,000 compared to $6,539,000 for the comparable 2003 quarter. The Company reported net income available to common stockholders (after deducting preferred stock dividends) of $4,305,000 or $.27 per share for the 2004 quarter, a per share decrease of 6.9% compared to net income available to common stockholders of $4,519,000 or $0.29 per share for the 2003 quarter (basic & diluted).

Overall same property operating income for the total portfolio increased 5.0% for the 2004 first quarter compared to the same period in 2003. The same property comparisons exclude the results of operations of development and acquisition properties not in operation for each of the quarterly. Operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. Same center operating income in the shopping center portfolio increased 4.9% for the 2004 first quarter. Same property operating income in the office portfolio grew 5.3% for the 2004 quarter.

As of March 31, 2004, 94.2% of the portfolio was leased, compared to 93.0% a year earlier. The comparative increase in the 2004 leasing percentage is largely attributable to the leasing of approximately 75,000 square feet of space at 601 Pennsylvania Avenue, which was vacant at the end of the 2003 quarter, following the expiration of a major lease.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends), increased 3.6% to $10,967,000 in the 2004 first quarter compared to $10,581,000 for the same quarter in 2003. While FFO available to common shareholders increased by only $386,000, the 2004 results include payment of $2,000,000 in preferred dividends relating to the November 2003 offering. Property operating income from retail acquisitions and development, reduced interest expense, and successful leasing efforts which contributed to same center operating income growth have exceeded the effect of these preferred dividend payments. On a fully diluted per share basis, FFO available to common shareholders was $0.52 per share for both of

www.SaulCenters.com

the 2004 and 2003 quarters. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 38 community and neighborhood shopping center and office properties totaling approximately 6.9 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Real estate investments
Land	$99,411	$82,256
Buildings	479,843	436,487
Construction in progress	38,461	33,372

	617,715	552,115
Accumulated depreciation	(168,705)	(164,823)

	449,010	387,292
Cash and cash equivalents	6,100	45,244
Accounts receivable and accrued income, net	15,570	14,642
Prepaid expenses	21,031	18,977
Deferred debt costs, net	4,498	4,224
Other assets	3,350	1,237

Total assets	$499,559	$471,616

Liabilities
Notes payable	$379,269	$357,248
Dividends and distributions payable	10,260	9,454
Accounts payable, accrued expenses and other liabilities	11,221	7,793
Deferred income	4,579	4,478

Total liabilities	405,329	378,973

Stockholders’ Equity (Deficit)
Preferred stock	100,000	100,000
Common stock	160	159
Additional paid in capital	94,986	91,469
Accumulated deficit	(100,916)	(98,985)

Total stockholders’ equity (deficit)	94,230	92,643

Total liabilities and stockholders’ equity (deficit)	$499,559	$471,616

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue
Base rent	$21,276	$19,051
Expense Recoveries	3,894	3,805
Percentage Rent	444	449
Other	727	565

Total revenue	26,341	23,870

Operating Expenses
Property operating expenses	2,892	3,029
Provision for credit losses	69	36
Real estate taxes	2,392	2,131
Interest expense	6,049	6,494
Amortization of deferred debt expense	216	198
Depreciation and amortization	4,638	4,042
General and administrative	1,756	1,401

Total operating expenses	18,012	17,331

Operating Income	8,329	6,539

Minority Interests	(2,024)	(2,020)

Net Income	6,305	4,519

Preferred Dividends	(2,000)	—

Net Income Available to Common Stockholders	$4,305	$4,519

Per Share Amounts:
Net income available to common stockholders (basic)	$0.27	$0.29

Net income available to common stockholders (fully diluted)	$0.27	$0.29

Weighted average common stock outstanding :
Common stock	15,947	15,330
Effect of dilutive options	27	9

Fully diluted weighted average common stock	15,974	15,339

Saul Centers, Inc.

Supplemental Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$6,305	$4,519
Add: Real property depreciation & amortization	4,638	4,042
Add: Minority Interests	2,024	2,020

FFO	12,967	10,581
Less: Preferred dividends	(2,000)	—

FFO available to common shareholders	$10,967	$10,581

Per Share Amounts (basic and fully diluted):
FFO available to common shareholders	$0.52	$0.52

Weighted average shares outstanding :
Fully diluted weighted average common stock	15,974	15,339
Convertible limited partnership units	5,190	5,177

Fully diluted & converted weighted average shares	21,164	20,516

Reconciliation of Net Income to Same Property Operating Income (2)
Net Income	$6,305	$4,519
Add: Interest expense	6,049	6,494
Add: Amortization of deferred debt expense	216	198
Add: Depreciation and amortization	4,638	4,042
Add: General and administrative	1,756	1,401
Add: Minority Interests	2,024	2,020

Property operating income	20,988	18,674
Less: Acquisition & developments	(1,376)	—

Total same property operating income	$19,612	$18,674

Total Shopping Centers	$13,197	$12,581
Total Office Properties	6,415	6,093

Total same property operating income	$19,612	$18,674

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)	Although same property operating income and property operating income are GAAP financial measures, the Company has elected to present a reconciliation of the measures to net income.